UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 27, 2008

RTI BIOLOGICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Regeneration Technologies, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 27, 2008, RTI Biologics, Inc. (formerly Regeneration Technologies, Inc.) (the “Company”) entered into an employment agreement with Guy L. Mayer. The agreement provides for Mr. Mayer to serve as President of the Company, subject to the directions and control of the Chief Executive Officer, for a period of two years, unless terminated earlier in accordance with the terms of the agreement. The initial annual salary is $400,000, subject to a potential upward adjustment after the first year. In addition, Mr. Mayer will be eligible to receive a discretionary cash bonus of 60% of his base salary in the event the plans and targets that are determined by the Company’s board of directors are met. Further, Mr. Mayer will be eligible to receive stock option grants and other equity-based awards at such times and in such amounts as determined by the Company’s board of directors or compensation committee. In the event that Mr. Mayer voluntarily terminates the employment agreement, he will be entitled only to his salary and other benefits otherwise due him through his last day on payroll. In the event that Mr. Mayer (i) is terminated without cause and other than for death, incompetence or disability, (ii) terminates his employment for good reason, (iii) continuously serves as President during the entire two year term, or (iv) continuously serves as the President during the first year of employment, and Mr. Mayer and the Chief Executive Officer agree in writing Mr. Mayer should transition to the role of consultant, then the Company has agreed to engage Mr. Mayer as a consultant in exchange for compensation equal to his regular annual salary during the two-year period subsequent to such termination, or the expiration of the employment term, as the case may be. A copy of Mr. Mayer’s employment agreement is furnished herewith as Exhibit 10.1.

L. Robert Johnston, Jr., who was elected as the Company’s Vice President—Finance upon the acquisition of Tutogen Medical, Inc. (“Tutogen”) described in Item 2.01 below, is party to an existing severance agreement, dated January 22, 2008, with Tutogen. The agreement provides that in the event that Mr. Johnston is terminated without cause or resigns for good reason within 24 months of a sale of Tutogen, he will be entitled to receive a payment of 12 months of his then-current salary, less any severance payment he has received or is entitled to receive pursuant to his original employment offer letter from Tutogen. Pursuant to Mr. Johnston’s original employment offer letter, upon his termination without cause or a change of control (before or after the date 24 months from a sale of Tutogen), he will be entitled to a payment of 6 months of his then-current salary. A copy of Mr. Johnston’s severance agreement is furnished herewith as Exhibit 10.2.

Item 2.01	Completion of Acquisition.

On February 27, 2008, the Company completed the acquisition of Tutogen by means of a merger of the Company’s subsidiary Rockets FL Corp. with and into Tutogen in accordance with the previously-announced Agreement and Plan of Merger dated November 12, 2007 (the “Merger Agreement”). The acquisition followed the approval by the stockholders of both the Company and Tutogen of the transactions relating to the merger. Tutogen survives the merger as a wholly owned subsidiary of the Company.

Tutogen processes, manufactures and distributes specialty surgical products and performs tissue processing services for dental, spine, urology, hernia repair, breast reconstruction, ophthalmology, and ear, nose and throat applications. Tutogen’s core business is processing human donor tissue, utilizing its patented TUTOPLAST® process, for distribution to hospitals and surgeons. Tutogen processes tissues at its two manufacturing facilities located in Germany and the United States and distributes its products and services in over 20 countries worldwide. For the year ended September 30, 2007, Tutogen had revenues of $53.8 million and net income of $6.8 million.

The Company issued approximately 23,707,000 shares of its common stock to former stockholders of Tutogen in the merger in exchange for their shares of Tutogen common stock, based upon an exchange ratio of 1.22 shares of the Company’s common stock for each share of Tutogen common stock. The Company also assumed each outstanding option to purchase shares of Tutogen common stock such that those options became options to purchase the Company’s common stock on substantially the same terms and conditions.

A copy of the press release announcing the consummation of the merger and related matters is furnished herewith as Exhibit 99.1.

Item 3.03	Material Modification to Rights of Security Holders.

At a special meeting on February 27, 2008, the stockholders of the Company approved an amendment and restatement of the Company’s certificate of incorporation, which was filed on that date with the Secretary of State of the State of Delaware. The amendment changed the name of the Company from Regeneration Technologies, Inc. to RTI Biologics, Inc. and increased the authorized number of shares of common stock from 50,000,000 to 150,000,000. A copy of the Amended and Restated Certificate of Incorporation is furnished herewith as Exhibit 3.1.

In accordance with the terms of the Merger Agreement, the Company amended and restated its Bylaws, effective on February 27, 2008. The effect of the amendment is to designate the Chief Executive Officer as a separate office. As a result, the Chief Executive Officer may be either the same or a different person from the President of the Company. A copy of the Amended and Restated Bylaws is furnished herewith as Exhibit 3.2.

Item 5.02	Election of Directors; Appointment of Certain Officers.

Effective on February 27, 2008, the Company’s directors elected the following five additional directors, each to the class and for the term set forth opposite his name below:

Name	Class	Term Expiring
Adrian J. R. Smith and Udo Henseler, Ph.D.	I	2008
Neal B. Freeman and Guy L. Mayer	II	2009
Roy D. Crowninshield, Ph.D.	III	2010

Each of Messrs. Smith, Henseler, Freeman, Mayer and Crowninshield previously was a director of Tutogen and was elected to the Company’s board of directors in accordance with the terms of the Merger Agreement. The Company has not made any decision regarding their committee appointments.

Each of Messrs. Smith, Henseler, Freeman, Mayer and Crowninshield will participate in the Company’s 2004 Equity Incentive Plan and the Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Plan. On February 27, 2008, each of Messrs. Smith, Henseler, Freeman and Crowninshield was granted an option under the Company’s 2004 Equity Incentive Plan to purchase 10,000 shares of the Company’s common stock for an exercise price of $8.20 per share (the closing price of the common stock on the date of his election).

Effective on February 27, 2008, the Company’s directors elected Guy L. Mayer, 56, as President of the Company and elected L. Robert Johnston, Jr., 47, as Vice President—Finance. Messrs. Mayer and Johnston were elected in accordance with the terms of the Merger Agreement. Mr. Mayer also was elected as a Class II director of the Company.

Mr. Mayer has been the President and Chief Executive Officer of Tutogen since 2005. Prior to joining Tutogen, Mr. Mayer served as Chairman and Chief Executive Officer of Visen Medical, a private biotech company focused on Molecular Imaging technologies, from 2003 to 2004. Prior to joining Visen, Mr. Mayer served as President and Chief Executive Officer of ETEX Corporation, a private biomedical company based in Cambridge, Massachusetts from 2000 to 2003. For 13 years prior to joining ETEX, Mr. Mayer held various senior positions at Zimmer Inc., then a division of Bristol Myers Squibb. Mr. Mayer is a 1974 Graduate of the University of Ottawa and currently serves on the Board of Directors of Spire Corporation.

Mr. Johnston has been the Chief Financial Officer and Secretary of Tutogen since 2006. Prior to joining Tutogen, Mr. Johnston served as Chief Financial Officer of Power Medical Interventions, a privately held medical device company providing surgical stapling products, from 2004 to 2005. Prior to joining Power Medical, from 2002 to 2004, Mr. Johnston served as an independent consultant for Pittsburgh Life Sciences Greenhouse Executive Corps Program. For the four years prior to joining Pittsburgh Life Sciences, Mr. Johnston was Executive Vice President

and Chief Financial Officer for Cellomics, Inc. a Pittsburgh, Pennsylvania company providing instrumentation, software and assays for automated cellular analysis for drug discovery in pharmaceutical, biotechnology and academia sectors. Mr. Johnston is a 1986 MBA Graduate of the Colgate Darden Graduate School of Business Administration, University of Virginia and received his BA in History and Spanish in 1982 from the University of Virginia.

As disclosed in Item 1.01 above, the Company has entered into an employment agreement with Mr. Mayer effective as of February 27, 2007 and Mr. Johnston is party to an existing severance agreement, dated January 22, 2008, with Tutogen. Messrs. Mayer and Johnston also will participate in the Company’s 2004 Equity Incentive Plan and the Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Plan. The Company filed a copy of the Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Plan as an exhibit to the Company’s registration statement on Form S-8 (registration number 333-149418) on February 27, 2008.

Item 8.01	Other Events.

On February 27, 2008, the Company changed its name from Regeneration Technologies, Inc. to RTI Biologics, Inc. The Company’s common stock continues to trade on the Nasdaq Global Market under the symbol “RTIX”.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The Company will file financial statements for Tutogen in an amendment to this report.

(b) Pro Forma Financial Information

The Company will file pro forma financial information in an amendment to this report.

(d) Exhibits.

3.1	Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

10.1	Employment Agreement, dated February 27, 2008, between the Company and Guy L. Mayer.

10.2	Severance Agreement, dated January 22, 2008, between Tutogen Medical, Inc. and L. Robert Johnston, Jr.

99.1	Press Release dated February 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI BIOLOGICS, INC.

Date: February 28, 2008	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

10.1	Employment Agreement, dated February 27, 2008, between the Company and Guy L. Mayer.

10.2	Severance Agreement, dated January 22, 2008, between Tutogen Medical, Inc. and L. Robert Johnston, Jr.

99.1	Press release dated February 27, 2008.